CARILLON SERIES TRUST

CLASS A

DISTRIBUTION PLAN

SCHEDULE A

The maximum annualized fee rate pursuant to Paragraph 1 of the Class A Distribution Plan for Carillon Series Trust shall be as follows1:

Carillon Series Trust – Carillon ClariVest Capital Appreciation Fund	0.50%
Carillon Series Trust – Carillon Eagle Growth & Income Fund	0.50%
Carillon Series Trust – Carillon ClariVest International Stock Fund	0.35%
Carillon Series Trust – Carillon Eagle Mid Cap Growth Fund	0.35%
Carillon Series Trust – Carillon Eagle Small Cap Growth Fund	0.35%
Carillon Series Trust – Carillon Reams Core Bond Fund	0.35%
Carillon Series Trust – Carillon Reams Core Plus Bond Fund	0.35%
Carillon Series Trust – Carillon Scout Mid Cap Fund	0.35%
Carillon Series Trust – Carillon Reams Unconstrained Bond Fund	0.35%
Carillon Series Trust – Carillon Chartwell Real Income Fund	0.35%
Carillon Series Trust – Carillon Chartwell Small Cap Value Fund	0.35%
Carillon Series Trust – Carillon Chartwell Mid Cap Value Fund	0.35%
Carillon Series Trust – Carillon Chartwell Small Cap Fund	0.35%
Carillon Series Trust – Carillon Chartwell Small Cap Growth Fund	0.35%
Carillon Series Trust – Carillon Chartwell Short Duration High Yield Fund	0.35%

[1]

Under the Funds’ distribution plans, each fund is authorized to pay a maximum distribution and service fee of up to 0.35% of average daily net assets on Class A shares, except for the Carillon ClariVest Capital Appreciation Fund and the Carillon Eagle Growth & Income Fund, which are authorized to pay a maximum distribution and service fee of up to 0.50% of average daily assets on Class A shares. Each Fund’s Board of Trustees has approved a current fee of 0.25% on Class A shares.

Dated: January 18, 2025